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Amendment to the Management Agreement dated 9-7-1999 between PRWW, Ltd. and Joel
Morganroth, M.D., its Chairman and CEO

     This contract is hereby amended, as of May 1, 2000, in that section 10 clause "b" which currently reads that severance shall equal one year's annual salary and applicable prorated bonus shall in fact be equal to 1.765 times the annual salary and applicable prorate bonus as long as all relationships such as providing medical services with any affiliated company are also terminated and if not then the severance will remain at
     1.0 times PRWW salary.


Signed:


John Ryan
Chairman, Compensation Committee


Accepted:



Joel Morganroth, MD